Exhibit 10.1
APACHE CORPORATION
OUTSIDE DIRECTORS’ RETIREMENT PLAN
(As Amended and Restated July 21, 2011)
APACHE CORPORATION (the “Company”) established the Apache Corporation Outside Directors’ Retirement Plan (the “Plan”), effective as of December 15, 1992, to provide non-employee Directors of the Company (“Outside Directors”) with certain retirement and death payments. The purpose of the Plan is to advance the interests of the Company, its subsidiaries, and its stockholders by continuing to attract and retain outstanding individuals as Outside Directors and to stimulate the efforts of such individuals by giving suitable recognition to services which will contribute materially to the success of the Company.
It is the Company’s express intention that this Plan comply with the requirements of Code §409A, and the Plan shall be interpreted in that light.
ARTICLE I
Eligibility, Participation and Contributions
1.1 Eligibility and Participation.
     Each Outside Director begins to participate in the Plan as of the date his or her Service begins.
1.2 Contributions.
     All amounts payable under the Plan shall be paid from the general assets of the Company. Nothing contained in the Plan shall be deemed to create any fiduciary relationship between the Company and the participating Outside Director (“Participant”). The rights of a Participant under the Plan are no greater than the rights of an unsecured general creditor of the Company.
ARTICLE II
Retirement Payments
2.1	Definitions.
     The term “Separation from Service” has the same meaning as the term “separation from service” in Code §409A(a)(2)(A)(i). A Separation from Service is determined using the default rules in the regulations and other guidance of general applicability issued pursuant to Code §409A, including the special rules for a member of a board of directors found in Treasury Regulation §1.409A-1(h)(5) and §1.409A-1(c)(2)(ii). In general, a Separation from Service will occur when a Participant ceases to be a member of the Company’s Board of Directors.

     The term “Specified Employee” has the same meaning as the term “specified employee” in Code §409A(a)(2)(B)(i), and is determined using the default rules in the regulations and other guidance of general applicability issued pursuant to Code §409A.
2.2	Retirement Payments.
     (a) Eligibility for Benefits. A Participant who Retires with four or more Quarters of Service is entitled to receive benefits under the Plan.
     (b) Amount of Benefits. The amount of benefits under the Plan is equal to the value of a series of quarterly payments, with each payment equal in amount to one-fourth of the Participant’s Annual Director’s Retainer, and with the number of quarterly payments equal to the number of the Participant’s Quarters of Service. As a consequence, each Participant will generally receive an annual benefit of 100% of his or her Annual Director’s Retainer.
     (c) “Annual Director’s Retainer” means the aggregate annual amount of an Outside Director’s board retainer fee payable pursuant to section 1 of the Company’s Non-Employee Directors’ Compensation Plan (or comparable section of any successor plan), whether or not all or a portion of such amount is deferred or delayed. Such amount will be determined as of the earlier of the date a Participant ceases to be an Outside Director or the date the Participant dies.
     (d) “Quarter of Service” means the aggregate total full months of Service as an Outside Director divided by three and rounded up to the next whole number, up to a maximum of 40 Quarters of Service.
     (e) “Retirement, Retired or Retires” means a Participant’s ceasing to hold office as an Outside Director, for any reason other than death.
     (f) “Service” means the aggregate total, not to exceed 120, of (i) the number of full months beginning on or after July 1, 1992 (whether or not consecutive) that a Participant held office as an Outside Director, whether or not a Participant at the time, and (ii) 1/2 the number of full months prior to July 1, 1992 (whether or not consecutive) that a Participant held office as an Outside Director; provided, however, that a Participant who, as of December 15, 1992, has held office as an Outside Director for an aggregate total of 15 years shall automatically be credited with 120 full months of Service.
     (g) Episodic Participation. If a Participant has a Separation from Service and then becomes an Outside Director again, (i) the Participant’s benefits from his or her initial episode of participation shall be paid according to the terms of the Plan on the date of his or her Separation from Service and shall not be affected by any subsequent Service, and (ii) the Participant’s benefits from his or her later episodes of participation shall be calculated by ignoring his or her Service from earlier episodes of participation. In calculating the amount of benefits for the most recent episode of participation, the maximum Quarters of Service is 40, reduced by the number of Quarters of Service for which he or she earned benefits under this Plan from earlier episodes of participation.
2.3 Retirement Payments Following a Change of Control.
     In the event of a “change of control” of the Company, as defined in the Company’s Income Continuance Plan (as amended or the corresponding provisions of any successor plan), each then current Outside Director shall be eligible for the benefits described in section 2.2 even if the Outside Director has less than four Quarters of Service. If the change of control is a transaction described in §409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (“Code”), each Participant shall be paid a single lump-sum payment on the date of the change of control, or as soon as practicable thereafter, equal to the net present value of the benefit to which the Participant is entitled, calculated in the manner described in section 2.5, as of the date of the change of control; however, if the Participant was a Specified Employee whose Separation from Service occurred less than six months before the change of control, he or she shall be paid a single lump-sum payment six months after the Separation from Service, or as soon as practicable thereafter, equal to the net present value of the benefit to which the Participant is entitled, calculated in the manner described in section 2.5, as of the date six months after the Separation from Service. If the change of control is not a transaction described in Code §409A(a)(2)(A)(v), each Participant shall be paid at the time(s) specified in section 2.4 or 2.5, whichever is applicable.
2.4 Quarterly Payments.
     A Participant may elect to be paid quarterly installments that are paid on the last day of each calendar quarter (or as near to that date as administratively practicable). See section 2.5 for the deadline for the Participant’s payout election. The first quarterly payment shall be made as of the last day of the calendar quarter after the date of the Participant’s Separates from Service, unless the Participant is a Specified Employee, in which case the first two quarterly payments shall be delayed until, and paid with, the third regularly scheduled quarterly payment.
2.5 Lump-Sum Payments.
     A Participant shall receive a single lump-sum payment unless the Participant elects quarterly installments. Participants on December 31, 2008 have already made their payout election. A new Participant’s payout election must be made within 30 days after the individual becomes an Outside Director. Once the deadline for making a payout election has passed, the payout election is irrevocable.
     The lump sum shall be paid as soon as administratively practicable after the Participant’s Separation from Service, unless the Participant is a Specified Employee, in which case the lump sum shall be paid as soon as administratively practicable after six months after the Participant’s Separation from Service. The amount of the lump sum shall be calculated by the Committee as of the date of the Participant’s Separation from Service. The amount of the lump sum shall be equal to the net present value of the quarterly payments to which the Participant would otherwise be entitled, determined using an annual interest rate equal to the rate on ten-year treasury bonds/notes as reported in The Wall Street Journal published on or most recently prior to the date of the Participant’s Separation from Service.
2.6 Retirement before 2011.
     A Participant whose Separation from Service occurred between December 31, 2004 and January 1, 2009, shall receive his or her benefit in accordance with the terms of the Plan in effect at the time of the Separation from Service. A Participant who Retired before January 1, 2005, shall receive his or her benefit in accordance with the terms of the Plan in effect at the time of the Retirement. A Participant whose Separation from Service occurred between January 1, 2009 and July 21, 2011, shall receive his or her benefit in accordance with the terms of the Plan in effect at the time of the Retirement.
ARTICLE III
Death Payments
3.1 Death Benefits.
     (a) Eligibility for Death Benefits. If a Participant dies before receiving all of his or her benefits under Article II, the Participant’s Beneficiary, as determined in section 3.2, shall receive the remaining benefits. If a Participant elected quarterly payments, the Participant’s Beneficiary shall be paid a lump sum equal to the net present value of any remaining payments, calculated as of the date of the Participant’s death, and calculated in the manner specified in section 2.5. If a Participant is scheduled to receive a single lump-sum payment, but dies before doing so, the Participant’s Beneficiary shall be paid the lump sum.
     (b) Timing. Payment to the Beneficiary shall be made as soon as administratively practicable four months after the Participant’s death, which provides the Beneficiary with an opportunity to disclaim, except that no payment shall be made until the Company has been furnished with proof of death and such other information as it may reasonably require.
     (c) Beneficiary in Pay Status. The Beneficiary of a Participant who died on or before December 31, 2008 shall receive his or her death benefits in accordance with the terms of the Plan in effect on the date of the Participant’s death.

3.2 Beneficiaries.
     (a) “Beneficiary” means the recipient of the Participant’s death benefits under section 3.1.
     (b) Designation. Each Participant shall designate one or more persons, trusts, or other entities as his or her Beneficiary. In the absence of an effective Beneficiary designation as to part or all of a Participant’s death benefits, the Participant’s surviving Spouse, if any, shall be the Participant’s Beneficiary, and in the absence of a surviving Spouse, the Participant’s estate shall be the Beneficiary. Unless the Participant’s Beneficiary designation form specifies otherwise, if a Beneficiary dies after the Participant but before being paid by the Plan, the Plan shall pay the Beneficiary’s estate.
     (c) Changing Beneficiaries. A Beneficiary designation may be changed by the Participant at any time and without the consent of any previously designated Beneficiary. However, if the Participant is married, the Participant’s Spouse shall be the Participant’s Beneficiary unless the Spouse has consented to the designation of a different Beneficiary. To be effective, the Spouse’s consent must have been made before January 1, 2005 or, if made on or after January 1, 2005, the Spouse’s consent must be in writing, witnessed by a notary public, and filed with the Company. If the Participant has designated his or her Spouse as a primary or contingent Beneficiary, and the Participant and Spouse later divorce (or their marriage is annulled), then the former Spouse will be treated as having pre-deceased the Participant for purposes of interpreting a Beneficiary designation form completed prior to the divorce or annulment; this provision will apply only if the Company is notified of the divorce or annulment before payment to the former Spouse is made.
     (d) “Spouse” shall mean the individual to whom a Participant is lawfully married according to the laws of the state of the Participant’s domicile.
     (e) Disclaimers. Any individual or legal entity who is a Beneficiary may disclaim all or any portion of his or her interest in the Plan, provided that the disclaimer satisfies the requirements of Code §2518(b) and applicable state law. The legal guardian of a minor or legally incompetent person may disclaim for such person. The personal representative (or the individual or legal entity acting in the capacity of the personal representative according to applicable state law) may disclaim on behalf of a Beneficiary who has died. The amount disclaimed shall be distributed as if the disclaimant had predeceased the individual whose death caused the disclaimant to become a Beneficiary.

ARTICLE IV
Administration, Amendment and Termination
4.1 The Management Development and Compensation Committee.
     The Plan shall be administered by the Management Development and Compensation Committee (the “Committee”) of the Company’s Board of Directors. All administrative duties, including but not limited to, the power to interpret the Plan and to decide any dispute, shall be carried out by the Committee, which shall have full discretion and authority hereunder. All claims under the Plan shall be filed with the Company and shall be decided by the Committee. The decisions made by the Committee shall be final and binding on all persons having or claiming to have rights under the Plan.
4.2 Termination or Amendment of Plan.
     The Plan may be terminated or amended at any time through action of the Company’s Board of Directors. No termination or amendment, however, shall reduce the payments (a) to a Participant or Beneficiary where a Participant has already died or reached Retirement, (b) to which a Participant is or may become entitled, based on such Participant’s Service and Annual Director’s Retainer as determined on the effective date of such termination or amendment, or (c) to which a Participant is or may become entitled pursuant to section 2.3 as a result of a change of control. The termination of the Plan shall not affect the timing of any benefit payments; payments after the Plan has terminated will be made at the time(s) specified in Articles II and III.
ARTICLE V
Miscellaneous
5.1 Inalienability of Payments.
     No Participant shall have the right to assign, transfer, hypothecate, encumber or anticipate his or her interest in any payments under the Plan, nor shall the payments under the Plan be subject to any legal process to levy upon or attach such payments for any claim against the Participant, Spouse, or Beneficiary.
5.2 Notices.
     Any notice, form, or election required or permitted to be given under the Plan shall be in writing and shall be given by first class mail, by Federal Express, UPS, or other carrier, by fax or other electronic means, or by personal delivery to the appropriate party, addressed:
     (a) If to the Company, to Apache Corporation at its principal place of business at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400 (Attention:

Corporate Secretary) or at such other address as may have been furnished in writing by the Company to a Participant; or
     (b) If to a Participant or Spouse, at the address the Participant has furnished to the Company in writing.
     (c) If to a Beneficiary, at the address the Participant has furnished to the Company in writing for such Beneficiary, unless the Beneficiary has furnished his or her own address to the Company.
Any such notice to a Participant, Spouse, or Beneficiary shall be deemed to have been given as of the third day after deposit in the United States Postal Service, postage prepaid, properly addressed as set forth above, in the case of a mailed notice, or as of the date delivered in the case of any other method of delivery.
5.3 Disposition of Unclaimed Payments.
     Any communication, statement or notice addressed to a Participant at his or her last post office address, as provided to the Company under section 5.2, will be binding on the Participant, Spouse, or Beneficiary for all purposes of the Plan. If the Company cannot ascertain the whereabouts of any person to whom a payment is due under the Plan within three years from the date such payment is due, such payment shall be cancelled on the records of the Plan and the amount thereof forfeited to the Company.
5.4 Administrative Delays.
     The Committee may delay any payment from this Plan for as short a period as is administratively necessary. For example, a delay may be imposed upon all payments from the Plan when there is a change of recordkeeper, and a delay may be imposed on payments to any recipient until they have provided the information needed for tax withholding and tax reporting, as well as any other information reasonably requested by the Committee.
5.5 409A Noncompliance.
     To the extent that the Company takes any action that causes a violation of Code §409A or fails to take reasonable actions required to comply with Code §409A, the Company shall pay an additional amount (the “gross-up”) to the individual(s) who are subject to the penalty tax under Code §409A(a)(1) that is sufficient to put the individual in the same after-tax position he or she would have been in had there been no violation of Code §409A. The Company shall not pay a gross-up if the cause of the violation of Code §409A is the recipient’s failure to take reasonable actions (such as failing to timely provide the information required for tax withholding or failing to timely provide other information reasonably requested by the Committee — with the result that the delay in payment violates Code §409A). Any gross-up will be made as soon as administratively convenient after the Committee determines the gross-up is owed, and no later than the end of the calendar year immediately following the calendar year in which the additional taxes are remitted. However, if the gross-up is due to a tax audit or litigation addressing the existence or amount of a tax liability, the gross-up will be paid as soon as administratively convenient after the litigation or audit is completed, and no later than the end of the calendar year following the calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation.
5.6 Gender.
     Any term herein used in the singular shall also include the plural, and the masculine gender shall also include the feminine gender, and vice versa.
5.7 Statutory References.
     Any reference to a specific section of the Code shall be deemed to refer to that section or to the appropriate successor section.
5.8 Governing Law.
     The Plan shall be governed by the laws of the State of Texas, ignoring any conflicts-of-law provisions.
Dated: July 21, 2011

ATTEST:		APACHE CORPORATION

By:	/s/ Cheri L. Peper	By:	/s/ Margery M. Harris

	Cheri L. Peper		Margery M. Harris
	Corporate Secretary		Senior Vice President, Human Resources